UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2017

Spindle, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-55151	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1201 S. Alma School Road, Suite 12500

Mesa, AZ 85210

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 800-560-9198

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2017, the Board of Directors (the “Board”) of Spindle, Inc. (the “Company”) appointed Mr. Habib Yunus as Chief Financial Officer (“CFO”) effective July 1, 2017 replacing interim Chief Financial Officer John Devlin who concurrently resigned from the CFO position. Mr. Devlin will remain as a member of the Board.  Mr. Yunus will earn a salary of $150,000 per annum with bonuses to be determined at a later date.

Habib Yunus has served as a director since February 1, 2017. Mr. Yunus is a Certified Public Accountant and has more than 15 years of experience in accounting, finance and investing.  Most recently, Mr. Yunus served as the Chief Financial Officer and Senior Vice President of Nasdaq listed Payment Data Systems, Inc. from March 03, 2015 to December 30, 2016. He successfully led the company’s uplisting from the OTC Market to NASDAQ while managing its public reporting requirements including SEC filings, corporate governance and forecasting.  Prior to joining Payment Data, he was the Managing Director and Founder of W Energy Advisory LLC since January 2013, focused on advising clients on energy investments, joint venture transactions, project management and market research in North America for Asian investors. Before founding W Energy Advisory, from September 2010 to January 2013, he was the Lead Project Manager for Toyota Tsusho America, Inc., where in 2012 he originated and negotiated a $602 million joint venture between Toyota Tsusho Corporation (Japan) and Encana Corporation. Prior to his position at Toyota Tsusho America, Inc., he served as the Head of Tax and Special Assistant to the Chief Financial Officer of Shinsei Bank Ltd. in Tokyo, Japan from July 2006 to June 2010.  Mr. Yunus worked for Deloitte Tax from 1999 to 2006 in Atlanta and Tokyo.  Mr. Yunus holds a B.S. in Accounting and Masters of Accounting (Tax specialization) degrees from the University of Florida.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 7, 2017

SPINDLE, INC.

By:	/s/ Jack Scott
Name: Jack Scott
Title: Interim Chief Executive Officer

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